Exhibit 10.1

AMENDED EXECUTIVE EMPLOYMENT AGREEMENT

PARTIES:	Cascade Microtech, Inc.	(“CMI,” “us” or “we”)
9100 S.W. Gemini Drive
Beaverton, Oregon 97008

And

	Michael D. Burger	(“Mr. Burger,” “you” or “your”)
2510 Wembley Park Road
Lake Oswego, Oregon 97034

DATE:	July 6, 2013	(“Effective Date”)

RECITALS

A. CMI wishes to continue to employ Mr. Burger, and Mr. Burger wishes to continue to be employed by CMI, in the position of President and Chief Executive Officer; and

B. CMI and Mr. Burger entered into an Executive Employment Agreement dated effective July 6, 2010, and amended by Amendment No. 1 to Executive Employment Agreement dated effective August 9, 2012, and now desire to further amend and restate such agreement effective as of the date set forth above to read in its entirety as set forth in this Amended Executive Employment Agreement (this “Agreement”); and

C. The parties desire their relationship to be governed by this “Agreement”.

AGREEMENT

NOW, THEREFORE, for valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE 1.

EMPLOYMENT, DUTIES AND TERM

1.1 Employment. As of the Effective Date, Mr. Burger is employed in the position of President and Chief Executive Officer of CMI reporting to the CMI Board of Directors (the “Board”).

1.2 Duties. Mr. Burger shall continue to devote his full-time and best efforts to CMI and to fulfilling the duties of his position, which duties may from time to time be assigned him by the Board. Such duties shall include, without limitation, contributing to the development and execution of corporate strategy and providing leadership in furthering CMI’s growth and financial success.

A Mr. Burger agrees to abide by all By-laws, policies, practices, procedures or rules of CMI to the extent they are not inconsistent with this Agreement, in which case the provisions of this Agreement prevail.

B Mr. Burger shall not divert for his own or another’s advantage any business opportunities meeting the following criteria: (a) the opportunity may benefit CMI; (b) Mr. Burger learns of the opportunity during his employment with CMI; and, (c) Mr. Burger learns of the opportunity in connection with his work for CMI. All material facts regarding such opportunities must be promptly reported to the Board for consideration by CMI. This provision is in addition to common law protections available to CMI regarding corporate opportunities.

1.3 Term. Unless earlier terminated as provided in this Agreement, the term of this Agreement (the “Term”) shall begin on the Effective Date and shall extend until the first anniversary of the Effective Date (the “Termination Date”), and shall then be renewed automatically for succeeding terms of one year following the Termination Date (in which case the Termination Date shall be extended one year on each renewal), unless Mr. Burger or the Company gives written notice to the other at least ninety (90) days prior to the applicable

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Termination Date of his or its intention not to renew, unless terminated earlier pursuant to the terms of this Agreement; provided, however, in the event a Change of Control, as defined in this Agreement, occurs during the then-current Term, then, unless earlier terminated as provided in this Agreement, the Term shall extend until the first anniversary of the Change of Control.

1.4 Cooperation. Mr. Burger agrees that both during his employment with CMI and after his employment ends he shall, at the request of CMI, render all reasonable assistance and perform all lawful acts that CMI reasonably considers necessary or advisable in connection with any litigation involving CMI or any director, officer, employee, shareholder, agent, representative, consultant, client or vendor of CMI; provided, however, that if such assistance or performance occurs after his employment with CMI has ended, Mr. Burger shall be compensated for his time at an hourly rate commensurate with his Base Salary pay rate on the date his CMI employment ended and all reasonable efforts will be made to accommodate Mr. Burger’s schedule.

ARTICLE 2.

COMPENSATION

2.1 Base Salary. For all services rendered under this Agreement, CMI shall pay Mr. Burger a base salary of $424,010 annually, payable in accordance with CMI’s usual payroll practices (“Base Salary”). Base Salary shall be payable on a salary basis under state and federal wage and hour laws, and to the extent consistent with payment on a salary basis, no Base Salary shall be paid during periods in which Mr. Burger does not provide services, except in the event vacation, sick leave or other paid time off is available for that period. Mr. Burger’s Base Salary shall be reviewed annually. If Mr. Burger’s Base Salary is increased from time to time, the increased amount shall be the Base Salary for the remainder of the Term. Mr. Burger’s Base Salary may be reduced as part of, and as consistent in all material respects with, a group reduction applicable generally to the senior executives of CMI.

2.2 Incentive Plan. Mr. Burger shall be eligible to participate in the incentive plan applicable to CMI’s senior executives (the “Incentive Plan”). The Incentive Plan provides the opportunity to receive pay in addition to the Base Salary. The amount of incentive awarded (the “Incentive Award”), if any, will be approved by the Board, after determination and approval by the Management Development and Compensation Committee of the Board (“MDCC”), in its good faith discretion based upon measures related to CMI’s and Mr. Burger’s performance (the “Incentive Metrics”). The target incentive (“Target Incentive”) for Mr. Burger under the Incentive Plan for 2013 is 95% of Mr. Burger’s Base Salary. Except as otherwise provided in Article 3 of this Agreement, in order to be eligible to receive payment of an Incentive Award, Mr. Burger must be employed on the date the MDCC determines the extent to which the Incentive Metrics are achieved and the actual amount of Mr. Burger’s Incentive Award (the “Incentive Determination Date”). The Incentive Award will be paid within 2-1/2 months after the applicable Incentive Determination Date.

2.3 Benefit Plans. Mr. Burger shall be entitled to participate in any and all employee benefit plans established by CMI from time to time for the benefit of all employees of CMI. Mr. Burger shall be required to comply with the conditions attendant to coverage by such plans and shall comply with and be entitled to benefits only in accordance with the terms and conditions of such plans as they may be amended from time to time. CMI’s employee benefits currently include a 401(k) plan, long-term disability insurance, life insurance, and health insurance.

2.4 Business Expenses. CMI shall, in accordance with, and to the extent of, its policies in effect from time to time, reimburse all ordinary and necessary business expenses reasonably incurred by Mr. Burger, including travel and travel-related expenses, necessary business entertainment, cell phone, Internet access and long distance telephone, in performing his duties as an employee of CMI, provided that Mr. Burger accounts promptly for such expenses to CMI in the manner prescribed by CMI.

2.5 Paid Time Off. Mr. Burger shall be entitled to Paid Time Off (“PTO”) under the terms and conditions of CMI’s PTO policy. PTO is not paid out upon termination.

2.6 External Board Participation. CMI has consented to your continuing membership on the Board of Directors of Viasystems Group, Inc. This consent is based upon the understanding that this activity does not: (i) violate any CMI policies; (ii) violate any duties you owe to CMI, and does not (iii) interfere with your duties under this Agreement or otherwise create a distraction with respect to your work for CMI. Mr. Burger shall update the Board periodically with respect to this activity. The Board may, in its discretion, require Mr. Burger to discontinue this outside Board activity; provided, however, in the event the request is based on 2.6(iii) above, the Board shall provide Mr. Burger with six months’ prior notice that he must discontinue his outside Board activity.

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ARTICLE 3.

TERMINATION

3.1 General. This Article 3 governs termination of this Agreement and termination of Mr. Burger’s employment with CMI. At all times herein, Mr. Burger’s employment is at-will meaning that CMI or Mr. Burger can terminate this Agreement and the employment relationship at any time for any reason, subject to any obligation to pay severance or give notice as may be provided below. Termination of this Agreement shall occur by written notice by the terminating party to the other party specifying the provision of this Agreement pursuant to which the termination is effective.

A Release of Claims. No provision of this Agreement that requires CMI to pay Mr. Burger severance, vesting acceleration, or any other compensation or benefit associated with the termination of Mr. Burger’s employment (except accrued Base Salary and as required by law), shall be effective unless Mr. Burger shall have executed (and not revoked) a release of claims in a form satisfactory to CMI prior to the 60th day following the effective date of the termination of Mr. Burger’s employment (the “Release of Claims Requirement”).

B Method of Payment; Internal Revenue Code Section 409A. In the event CMI is obligated to pay Mr. Burger severance after termination, payment shall be made in a lump sum within five (5) days after the 60th day following termination, provided the Release of Claims Requirement has been satisfied. Notwithstanding such 5-day period, to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations issued thereunder (“Section 409A”), payment of severance benefits to Mr. Burger under any provision of this Agreement will be paid upon the first pay date after the expiration of six months following the date of termination of Mr. Burger’s employment with CMI, or, if earlier, upon Mr. Burger’s death.

C Benefits. Except as expressly stated in this Article 3, upon termination of employment Mr. Burger shall be entitled to Mr. Burger’s rights under CMI’s benefit plans, including without limitation any 401(k) plan, as such plans, by their provisions, apply upon Mr. Burger’s termination.

3.2 Termination for Cause by CMI, or Mr. Burger’s Resignation. CMI may terminate this Agreement and Mr. Burger’s employment immediately for “Cause” as that term is defined herein, upon written notice to Mr. Burger. Mr. Burger may terminate this Agreement and his employment (i.e., resign) upon four (4) weeks’ written notice. “Cause” means the Board’s determination that Mr. Burger has engaged in any one or more of the following: (a) willful failure to comply with the lawful instructions of the Board; (b) gross negligence or willful misconduct in the performance of duties to CMI; (c) commission of any act of fraud against CMI or the misappropriation of material CMI property; (d) acts or omissions of Mr. Burger constituting a felony or other crime that is, or may be, materially injurious to the business or reputation of CMI; and (e) Mr. Burger’s failure to perform satisfactorily the duties of his position after written notice from the Board and 30 days’ opportunity to cure, no cure having been made.

A Payment Upon Termination For Cause; Resignation. Upon termination for Cause or Mr. Burger’s resignation, Mr. Burger shall be entitled to his accrued, but unpaid, Base Salary through the date of termination.

B Exclusive Compensation. Except as expressly stated in this Section 3.2 and as required by law, Mr. Burger shall be entitled to no other or further compensation or benefits of any kind.

3.3 Termination Without Cause by CMI. CMI may terminate this Agreement without Cause upon four (4) weeks’ written notice; provided, however, that CMI shall have the right to make termination effective immediately upon notice, in which case Mr. Burger shall be paid his Base Salary for a four-week notice period.

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A Payment Upon Termination Without Cause by CMI. If CMI terminates this Agreement and Mr. Burger’s employment without Cause, CMI shall pay Mr. Burger his accrued, but unpaid, Base Salary through the termination date. In addition, subject to the Release Of Claims Requirement, CMI shall also provide Mr. Burger with the following:

(i) Severance Pay: Severance pay in the amount of the sum of:

(a) twelve (12) months’ Base Salary, plus

(b) in the event Mr. Burger’s termination date occurs after the end of an Incentive Plan measurement period but before the applicable Incentive Determination Date, an amount equal to the Incentive Award Mr. Burger would have otherwise been entitled to receive had Mr. Burger remained employed through the Incentive Determination Date, plus

(c) in the event Mr. Burger’s termination date occurs before the end of an Incentive Plan measurement period, an amount equal to (A) a pro rata portion of the Target Incentive for such measurement period as determined by multiplying the Target Incentive applicable to such measurement period by a fraction, the numerator of which is the number of days Mr. Burger was employed during such measurement period and the denominator of which is the total number of days in such measurement period, less (B) any amounts previously paid pursuant to the Incentive Plan with respect to an interim measurement period included in such measurement period.

(ii) Life Insurance: Eighteen (18) months of paid-up life insurance after the date of termination, coverage amount to be at least twice the annual Base Pay. However, in no event shall the total payment for the premiums exceed $5,000.

(iii) Stock Options, Restricted Stock Grants (RSU) or other Stock Awards: The CMI stock options, restricted stock grants or other stock awards subject to a vesting schedule (collectively referred to as “Equity Awards”) held by Mr. Burger that would have vested had Mr. Burger remained employed after the termination date for an additional period of thirty-six (36) months shall accelerate and become immediately vested and exercisable, issuable, or payable.

(iv) Career Counseling: CMI shall pay up to $12,500 to a third-party outplacement firm selected by Mr. Burger to provide career counseling assistance to Mr. Burger for a period of one year following the date of termination or until Mr. Burger obtains comparable employment, if earlier.

(v) Group Health Coverage: If Mr. Burger and his spouse and eligible children are entitled to, and timely (and properly) elect to, continue their coverage (or the coverage of any one of them) under CMI’s group health plans pursuant to COBRA, CMI shall pay the premiums for such COBRA continuation coverage for a period of eighteen (18) months following the last day of the month containing Mr. Burger’s date of termination or until Mr. Burger is no longer entitled to COBRA continuation coverage under CMI’s group health plans, whichever period is shorter; provided, however, that notwithstanding the foregoing or any other provision in this Agreement to the contrary, CMI may unilaterally amend this Section 3.3(A)(v) or eliminate the benefit provided hereunder to the extent it deems necessary to avoid the imposition of excise taxes, penalties or similar charges on CMI or any of its subsidiaries or affiliates, including, without limitation, under Section 4980D of the Code

B Exclusive Compensation. Except as expressly stated in this Section 3.3 and as required by law, Mr. Burger shall be entitled to no other or further compensation or benefits of any kind.

3.4 Termination in the Event of Death or Disability. This Agreement shall terminate immediately in the event of Mr. Burger’s death and may be terminated by the Board in the event of Disability.

A Death or Disability Termination Payment. In the event of Mr. Burger’s death or termination due to Disability, as defined below, Mr. Burger shall be entitled to his accrued but unpaid Base Salary through the termination date.

B “Disability” shall mean, as reasonably determined in the Board’s discretion, after consultation with a physician selected by the Board, the inability of Mr. Burger to perform, with reasonable accommodation if necessary, any essential function of his position because of physical or mental incapacity for a period of at least sixty (60) days in the aggregate during any 12-month period. Mr. Burger shall cooperate in any physical examination and shall produce such medical records as may assist the Board in making a determination regarding Disability.

C Exclusive Compensation. Except as expressly stated in this Section 3.4 and as required by law, Mr. Burger shall be entitled to no other or further compensation or benefits of any kind. Amounts owed to Mr. Burger following Mr. Burger’s death, if any, shall be paid in accordance with state law.

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3.5 Termination For Good Reason. Mr. Burger may terminate his employment for Good Reason, as defined below.

A Payment Upon Termination For Good Reason. In the event Mr. Burger terminates his employment for Good Reason, CMI shall pay Mr. Burger his accrued, but unpaid, Base Salary through the termination date. In addition, subject to the Release Of Claims Requirement, CMI shall also provide Mr. Burger with the following:

(i) Severance Pay: Severance pay in the amount of the sum of:

(a) twelve (12) months’ Base Salary, plus

(b) in the event Mr. Burger’s termination date occurs after the end of an Incentive Plan measurement period but before the applicable Incentive Determination Date, an amount equal to the Incentive Award Mr. Burger would have otherwise been entitled to receive had Mr. Burger remained employed through the Incentive Determination Date, plus

(c) in the event Mr. Burger’s termination date occurs before the end of an Incentive Plan measurement period, an amount equal to (A) a pro rata portion of the Target Incentive for such measurement period as determined by multiplying the Target Incentive applicable to such measurement period by a fraction, the numerator of which is the number of days Mr. Burger was employed during such measurement period and the denominator of which is the total number of days in such measurement period, less (B) any amounts previously paid pursuant to the Incentive Plan with respect to an interim measurement period included in such measurement period.

(ii) Life Insurance: Eighteen (18) months of paid-up life insurance after the date of termination, coverage amount to be at least twice the annual Base Pay. However, in no event shall the total payment for the premiums exceed $5,000

(iii) Stock Options, Restricted Stock Grants or other Stock Awards: The Equity Awards held by Mr. Burger that would have vested had Mr. Burger remained employed after the termination date for an additional period of thirty-six (36) months shall accelerate and become immediately vested exercisable, issuable, or payable.

(iv) Career Counseling: CMI shall pay up to $12,500 to a third-party outplacement firm selected by Mr. Burger to provide career counseling assistance to Mr. Burger for a period of one year following the date of termination or until Mr. Burger obtains comparable employment, if earlier.

(v) Group Health Coverage: If Mr. Burger and his spouse and eligible children are entitled to, and timely (and properly) elect to, continue their coverage (or the coverage of any one of them) under CMI’s group health plans pursuant to COBRA, CMI shall pay the premiums for such COBRA continuation coverage for a period of eighteen (18) months following the last day of the month containing Mr. Burger’s date of termination or until Mr. Burger is no longer entitled to COBRA continuation coverage under CMI’s group health plans, whichever period is shorter; provided, however, that notwithstanding the foregoing or any other provision in this Agreement to the contrary, CMI may unilaterally amend this Section 3.5(A)(v) or eliminate the benefit provided hereunder to the extent it deems necessary to avoid the imposition of excise taxes, penalties or similar charges on CMI or any of its subsidiaries or affiliates, including, without limitation, under Section 4980D of the Code.

B. “Good Reason” means any of the following occurring without Mr. Burger’s consent:

(i) The assignment to Mr. Burger of duties materially inconsistent with the position of Chief Executive Officer;

(ii) Requiring Mr. Burger to be based more than 50 miles from CMI’s location as of the Effective Date;

(iii) A reduction in Mr. Burger’s Target Incentive opportunity below the rate of at least [95%] of Mr. Burger’s Base Salary, or a reduction in Mr. Burger’s Base Salary, unless such reduction is part of and is consistent in all material respects with a group reduction applicable generally to the senior executives of CMI; or

(iv) Failure of CMI to allow Mr. Burger to participate in all of CMI’s benefits plans for which he is eligible at coverage levels at least as great as other CMI executives with the same or lesser levels of responsibility.

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Notwithstanding any provision in this Agreement to the contrary, Mr. Burger’s termination of his employment will not be for Good Reason unless (A) Mr. Burger notifies CMI in writing of the existence of the condition that Mr. Burger believes constitutes Good Reason within 90 days of the initial existence of such condition (which notice specifically identifies such condition), (B) CMI fails to remedy such condition within 30 days after the date on that it receives such notice (the “Remedial Period”), and (C) Mr. Burger actually terminates his employment within 60 days after the expiration of the Remedial Period. If Mr. Burger terminates his employment before the expiration of the Remedial Period or after CMI remedies the condition, then Mr. Burger’s termination will not be considered to be for Good Reason.

C Exclusive Compensation. Except as expressly stated in this Section 3.5 and as required by law, Mr. Burger shall be entitled to no other or further compensation or benefits of any kind.

3.6 Change in Control Termination. This section governs CMI’s termination of Mr. Burger’s employment without Cause and within 12 (twelve) months after a Change in Control, as defined below. This section shall not apply in the case of Mr. Burger’s death, termination due to Disability, termination for Cause, or resignation.

A Payment Upon Change in Control Termination. In the event of a Change in Control Termination, as defined below, CMI shall pay Mr. Burger his accrued but unpaid Base Salary through the termination date. In addition, subject to the Release Of Claims Requirement, CMI shall also provide Mr. Burger with the following:

(i) Severance Pay: Severance pay in the amount of the sum of:

(a) twelve (12) months’ Base Salary, plus

(b) in the event Mr. Burger’s termination date occurs after the end of an Incentive Plan measurement period but before the applicable Incentive Determination Date, an amount equal to the Incentive Award Mr. Burger would have otherwise been entitled to receive had Mr. Burger remained employed through the Incentive Determination Date, plus

(c) in the event Mr. Burger’s termination date occurs before the end of an Incentive Plan measurement period (which, for purposes of this Section 3.6A(i)(c), shall be an annual measurement period, and not any interim period), (A) one hundred percent (100%) of the current Target Incentive, less (B) any amounts previously paid pursuant to the Incentive Plan with respect to an interim measurement period included in such measurement period.

(ii) Stock Options and Restricted Stock Units (RSU) or Other Stock Awards. All Equity Awards held by Mr. Burger as of the date of his termination from employment shall immediately accelerate and become fully vested and each stock option held by Mr. Burger as of the date of his termination from employment shall remain exercisable until the earlier of twelve months following the date of his termination from employment and such stock option’s stated expiration date.

(iii) Career Counseling: CMI shall pay up to $12,500 to a third-party outplacement firm selected by Mr. Burger to provide career counseling assistance to Mr. Burger for a period of one year following the date of termination or until Mr. Burger obtains comparable employment, if earlier.

(iv) Group Health Coverage: If Mr. Burger and his spouse and eligible children are entitled to, and timely (and properly) elect to, continue their coverage (or the coverage of any one of them) under CMI’s group health plans pursuant to COBRA, CMI shall pay the premiums for such COBRA continuation coverage for a period of eighteen (18) months following the last day of the month containing Mr. Burger’s date of termination or until Mr. Burger is no longer entitled to COBRA continuation coverage under CMI’s group health plans, whichever period is shorter; provided, however, that notwithstanding the foregoing or any other provision in this Agreement to the contrary, CMI may unilaterally amend this Section 3.6(A)(v) or eliminate the benefit provided hereunder to the extent it deems necessary to avoid the imposition of excise taxes, penalties or similar charges on CMI or any of its subsidiaries or affiliates, including, without limitation, under Section 4980D of the Code

(v) Life Insurance: Eighteen (18) months of paid-up life insurance after the date of termination, coverage amount to be at least twice the annual Base Pay. However, in no event shall the total payment for the premiums exceed $5,000.

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B “Change in Control” shall mean any of the following events:

(i) the shareholders approve a plan of complete liquidation or dissolution of CMI; or

(ii) the consummation of the sale or other disposition by CMI of all or substantially all CMI’s assets; or

(iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 or 13d-5 under said Act), directly or indirectly, of securities of CMI representing more than 50% of the total voting power represented by CMI’s then outstanding voting securities; or

(iv) the date of the consummation of a merger or consolidation of CMI with any other entity that has been approved by the shareholders of CMI, if the merger or consolidation would result in persons who were the direct or indirect owners of voting securities of CMI outstanding immediately prior to the consummation of such merger or consolidation becoming, immediately after such consummation, the direct or indirect owners of voting securities representing less than fifty percent (50%) of the total voting power represented by the then-outstanding voting securities of the surviving corporation. A transaction shall not constitute a Change of Control if its sole purpose is to change the state of CMI’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held CMI’s securities immediately before such transaction.

C “Change in Control Termination” shall mean either one of the following effective during the one-year period after a Change in Control:

(i) CMI’s termination of Mr. Burger’s employment without Cause and not for death or Disability; or

(ii) Mr. Burger’s resignation for “Good Reason,” as defined in Section 3.5(B) of this Agreement.

D. Exclusive Compensation. Except as expressly stated in this Section 3.6 and as required by law, Mr. Burger shall be entitled to no other or further compensation or benefits of any kind.

3.7 Entire Termination Payment. The compensation provided for in this Article 3 shall constitute Mr. Burger’s sole remedy for termination or breach of this Agreement. In no event shall Mr. Burger receive severance pay, benefits continuation, vesting acceleration or any other compensation or consideration upon termination under more than one subsection of this Agreement.

3.8 Clawback. If any of CMI’s financial statements are required to be restated resulting from errors, omissions or fraud, the Board may (in its sole discretion, but acting in good faith) direct CMI to recover all or a portion of any incentive payment under Section 2.2 or any equity awards paid or settled under Section 2.3 if CMI’s financial results are negatively affected by such restatement. The amount to be recovered from Mr. Burger shall be the amount by which the value of any award exceeded the amount that would have been payable to Mr. Burger had the financial statements been initially filed as restated, or any greater or lesser amount (including, but not limited to, the entire award) that the Board shall determine. In no event shall the amount to be recovered by CMI be less than the amount required to be paid as fines or in settlement of any lawsuits repaid or recovered as a matter of law. The Board shall determine whether CMI shall effect any such recovery (i) by seeking repayment from Mr. Burger, (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to Mr. Burger under any compensatory plan, program or arrangement maintained by CMI or any of its affiliates, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with CMI’s otherwise applicable compensation practices, or (iv) by any combination of the foregoing.

3.9 Federal Excise Tax Under Section 4999 of the Code.

A. Excess Parachute Payment. In the event that any payment or benefit received or to be received by Mr. Burger (including, without limitation, the monetary value of any non-cash benefits and the accelerated vesting of equity awards) (collectively, the “Payments”) would subject him to any excise tax pursuant to Section 4999 of the Code due to the characterization of any Payments as an “excess parachute payment” under Section 280G of the Code, such Payments will be reduced to the maximum amount allowable that avoids such characterization.

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B. Determination by Independent Accountants. No later than the date of the occurrence of any event that might reasonably be anticipated to result in an “excess parachute payment” being made or provided to Mr. Burger as described in Section 3.9(A), CMI shall request a determination in writing by independent public accountants selected by CMI (the “Accountants”). All computations and determinations called for by Sections 3.9(A) and 3.9(C) shall be made and reported in writing to CMI and Mr. Burger by the Accountants, and all such computations and determinations shall be conclusive and binding on CMI and Mr. Burger. For the purposes of such computations and determinations, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. CMI and Mr. Burger shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make their required determinations. CMI will bear all fees and expenses the Accountants may reasonably charge in connection with their services contemplated by this Section 3.9(B).

C. Reduction Methodology. In the event that Section 3.9(A) applies and a reduction is required to be applied to the Payments thereunder, the Payments shall be reduced by the Company in a manner and order of priority that provides Mr. Burger with the largest net after-tax value; provided that payments of equal after-tax present value shall be reduced in the reverse order of payment. Notwithstanding any provision in this Agreement to the contrary, any such reduction shall be structured in a manner intended to comply with Section 409A.

3.10 Withholding. All compensation provided to Mr. Burger by CMI, whether by way of Base Salary, bonus, severance or otherwise, shall be reduced by such amounts as are required to be withheld under all applicable laws.

ARTICLE 4.

GENERAL PROVISIONS

4.1 Board Approval. This Agreement is subject to the approval of the Board.

4.2 Notices. All notices, requests and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and be delivered or mailed to any such party at its address as set forth at the beginning of this Agreement. Either party may change its address, by notice to the other party given in the manner set forth in this section. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received on the third business day thereafter or when it is actually received, whichever is sooner.

4.3 Caption. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

4.4 Governing Law. The validity, construction and performance of this Agreement shall be governed by the laws of the state of Oregon, and adjudicated in the courts of Washington County, Oregon or the appropriate United States District Court in Oregon without regard to the conflicts of law rules thereof.

4.5 Arbitration. Any dispute concerning the interpretation, construction, breach or enforcement of this Agreement or arising in any way from Mr. Burger’s employment with CMI or the termination of Mr. Burger’s employment shall be submitted to mediation in accordance with the Mediation Procedure of the American Arbitration Association. Should either party refuse to mediate after being requested to do so by the other party, such refusing party shall not be entitled to receive attorneys’ fees in any subsequent adjudicative proceeding, even if such party prevails in such proceeding. Should the mediation efforts fail to result in a satisfactory resolution of the matters presented, then final and binding arbitration shall follow. Such arbitration is to be before a single arbitrator in Washington County, Oregon and shall be conducted under the then-current rules of the American Arbitration Association applicable to employment disputes. The prevailing party, as determined by the Arbitrator, shall be entitled to recover its reasonable attorneys’ fees and costs. The party not prevailing, as determined by the Arbitrator, shall pay the cost of the arbitration. Judgment on the award rendered may be entered in any court of competent jurisdiction. Except as provided in the Officer’s Invention and Confidentiality Agreement, the procedures outlined in this subsection are the exclusive method of dispute resolution.

4.6 Construction. Wherever possible, each provision of this Agreement, including without limitation the arbitration provision, shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid or unenforceable, under applicable law, such provision shall be modified or eliminated only to the extent of such prohibition, invalidity, or unenforceability without invalidating the remainder of such provision or the remaining provisions of this Agreement, which shall remain in effect according to their terms.

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4.7 Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

4.8 Assignment. This Agreement shall be binding upon and inure to the benefit of CMI and its successors and assigns, and shall be binding upon Mr. Burger, his administrators, executors, legatees, and heirs. This Agreement, which is a personal services contract, shall not be assigned by Mr. Burger.

4.9 Modification. This Agreement may not be and shall not be modified or amended except by a written instrument signed by the parties hereto.

4.10 Entire Agreement. Except for the “Officer’s Invention and Confidentiality Agreement” to be entered into by Mr. Burger which will remain in full force and effect, and the applicable stock option and restricted stock agreements referenced herein, this Agreement constitutes the entire agreement and understanding between the parties hereto in reference to all the matters herein agreed upon. This Agreement replaces and supersedes all prior and contemporaneous employment agreements or understandings of the parties hereto including without limitation, the letter from Mr. Carlson to Mr. Burger dated May 25, 2010, setting forth the terms of employment. The provisions of this Agreement shall not be construed for or against any party, as the parties are sophisticated and had the opportunity to obtain legal counsel.

4.11 Section 409A. The parties intend that this Agreement and the payments and other benefits provided hereunder be exempt from the requirements of Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Section 409A is applicable to this Agreement and any such payments and benefits, the parties intend that this Agreement and such payments and benefits comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of July 6, 2013.

MICHAEL D. BURGER	CASCADE MICROTECH, INC.

/s/ Michael D. Burger	/s/ F. Paul Carlson
F. Paul Carlson Chairman

Date: July 6, 2013	Date: July 6, 2013

/s/ Jeff A. Killian
Jeff A. Killian
Vice President and Chief Financial Officer

Date: July 6, 2013

Page 9 – AMENDED EXECUTIVE EMPLOYMENT AGREEMENT (Michael D. Burger)